Exhibit 107
Calculation of Filing Fee Tables
Rule
424(i)
GOLDMAN SACHS PHYSICAL GOLD ETF

#	Data Element	Value
1.	Name of the issuer	Goldman Sachs Physical Gold ETF
2.	Business address of Issuer	240 Greenwich Street, 8 th Floor New York, New York 10286
3.	Securities Act file number(s) of the registration statement(s) associated with the offering	333-263454
4.	If applicable, the date on which the issuer ceased operations or was deemed to cease operations, pursuant to Rule 456(d)(4)	N/A
5.	Last day of the fiscal year for the issuer for which the prospectus is filed	December 31, 2024
Calculation of Registration Fee:
6.	Name of the securities for which the prospectus is filed	Goldman Sachs Physical Gold ETF
7.	Aggregate sale price of securities sold during the fiscal year	$ 192,858,850
8.	Aggregate redemption or repurchase price of securities redeemed or repurchased during the fiscal year	$ (98,618,493)
9.	Aggregate redemption or repurchase price of securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not used previously to reduce registration fees payable to the Commission	$ (106,594,597)
10.	Net sales amount	$ 0
11.	Amount of redemption credits available for use in future years to offset sales	$ (12,354,240)
12.	Fee Rate (multiplier for determining registration fee)	0.00015310
13.	Registration fee due (exclusive of any interest due)	$ 0
14.	Fee Note	There is $73,776.14 in filing fee previously paid in connection with unsold securities to be carried forward.
Fee Summary:
15.	Total Registration Fees (exclusive of any interest due)	$ 0
16.	Interest due pursuant to Rule 456(d)(5) if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year	$ 0

17.	Total amount of registration fee due, including any interest due, if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year	$ 0
18.	Total Fee Offsets	$ 0
19.	Net amount of registration fee due (including any interest due if the prospectus is being filed more than 90 days after the end of the issuer’s fiscal year) after offsets	$ 0